Exhibit 99.1

Theriva™ Biologics Reports Third Quarter 2024 Operational Highlights and Financial Results

Target patient enrollment of 92 evaluable patients achieved in the VIRAGE Phase 2b clinical trial of VCN-01 in patients with metastatic pancreatic ductal adenocarcinoma

Manufacturing funding awarded by the Spanish Government’s National Knowledge Transfer Program

Data and Safety Monitoring Committee Review of Phase 1b/2a SYN-004 in allogeneic hematopoietic cell transplant recipients recommends expansion to Cohort 3

Orphan Medicinal Product Designation granted by the European Commission to VCN-01 for the treatment of retinoblastoma

Rare Pediatric Disease Designation granted by the FDA for the treatment of retinoblastoma

Placed Second in International Competition for Merck KGaA’s EMEA Advance Biotech Grant

ROCKVILLE, Md., November 12, 2024 (GLOBE NEWSWIRE) — Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the third quarter ended September 30, 2024, and provided a corporate update.

“We are very pleased to have completed enrollment in VIRAGE, our Phase 2b trial in metastatic pancreatic ductal adenocarcinoma (PDAC) during the third quarter. Considering the tremendous need for new therapies to treat pancreatic cancer, we have initiated discussions with regulatory agencies to explore the potential expansion of the VIRAGE Phase 2b study into a registrational Phase 3 trial early next year, taking advantage of both Orphan Drug and Fast Track designations. The novel mechanism of action of VCN-01 provides a unique opportunity to expand the treatment landscape in hard-to treat-cancers such as PDAC and retinoblastoma and deliver new interventions that may significantly improve outcomes for patients, “ said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “With funding from the Spanish Government and a small capital raise, we are in a position to advance our proprietary suspension cell line towards larger scale manufacturing of VCN-01 for Phase 3 and commercial use.”

Recent Program Highlights and Anticipated Milestones:

VCN-01:

Pancreatic Ductal Adenocarcinoma (PDAC):

•	Target of 92 evaluable patients (46 in each of the control and VCN-01 treatment arms) enrolled across 15 sites in Spain and the USA within 21 months in VIRAGE, the randomized, controlled, multicenter, open-label Phase 2b trial of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients.

•	Overall survival and progression free survival are the primary and key secondary endpoints respectively in the VIRAGE study. Both the FDA and EMA previously granted fast track and orphan drug designations to VCN-01 for the treatment of PDAC.

•	Initiated discussions with regulatory agencies to explore the potential expansion of the VIRAGE Phase 2b study into a Phase 3 registrational trial.

Retinoblastoma:

•	The investigator sponsored Phase 1 trial evaluating the safety and activity of intravitreal VCN-01 in pediatric patients with refractory retinoblastoma has completed treatment and follow-up and the clinical study report is in preparation. The results of the study were determined to be positive by the study Monitoring Committee and discussions with key opinion leaders worldwide, as well as with regulatory agencies, are ongoing to refine our retinoblastoma clinical strategy.

•	The European Commission adopted the European Medicines Agency (EMA) recommendation to grant orphan medicinal product designation to VCN-01 for the treatment of retinoblastoma. FDA has previously granted orphan drug designation to VCN-01 for the same indication.

•	The U.S. FDA granted rare pediatric disease designation (RPDD) to VCN-01 to treat pediatric patients with retinoblastoma. The FDA has previously granted orphan drug designation to VCN-01 in this indication.

•	If a Biologics License Application for VCN-01 for the treatment of retinoblastoma is ultimately approved by the FDA, Theriva may be eligible to receive a Priority Review Voucher that can be redeemed to receive a priority review for any subsequent marketing application, or may be sold or transferred.

•	Placed second of five finalists for Merck KGaA’s EMEA Advance Biotech Grant which celebrates standout emerging biotech companies. As a second-place finalist the company will receive financial support in bioprocessing technologies and guidance on navigating the path to commercialization, including consultation with M Ventures.

SYN-004 (ribaxamase):

•	Successfully completed Cohort 2 of the Phase 1b/2a randomized, double-blinded, placebo-controlled clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients for the prevention of acute graft-versus-host-disease (aGVHD).

•	No AEs or SAEs were determined by the investigators to be related to study drug treatment. No patient blood samples were positive for SYN-004 at any timepoint and the pharmacokinetics of co-administered piperacillin were as expected for this patient population.

•	The Data Safety and Monitoring Committee recommended continuation of the study and we are working with the investigator to identify sources of funding to undertake Cohort 3.

Third Quarter Ended September 30, 2024 Financial Results

General and administrative expenses increased to $2.3 million for the three months ended September 30, 2024, from $212,000 for the three months ended September 30, 2023. This increase of 986% is primarily related to a $1.5 million decrease in contingent consideration during the three months ended September 30, 2023, resulting in a reduction of prior period expenses and a $0.5 million increase in contingent consideration during the three months ended September 30, 2024.  Additionally, there was a decrease in investor relations expenses, Theriva S.L. expenses, and lower director and officer insurance, offset by increased audit and registration fees. The charge related to stock-based compensation expense was $118,000 for the three months ended September 30, 2024, compared to $95,000 for the three months ended September 30, 2023.

Research and development expenses decreased to $2.7 million for the three months ended September 30, 2024, from approximately $4.0 million for the three months ended September 30, 2023. This decrease of 32% is primarily the result of lower clinical trial expenses related to our VIRAGE Phase 2 clinical trial of VCN-01 in PDAC, lower expenses related to our Phase 1a clinical trial of SYN-020 which has completed, and lower expenses to our Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients. We anticipate research and development expense to increase as we continue our VIRAGE Phase 2 clinical trial of VCN-01 and plan for our Phase 3 clinical trial of VCN-01 in PDAC, advance our VCN-01 program in retinoblastoma, expand GMP manufacturing activities for VCN-01, and continue supporting our other preclinical and discovery initiatives. The charge related to stock-based compensation expense was $59,000 for the three months ended September 30, 2024, compared to $40,000 related to stock-based compensation expense for the three months ended September 30, 2023.

During the three months ended September 30, 2024, we experienced a sustained decline in the quoted market price of our Common Stock and we deemed this to be a triggering event for impairment. We performed an interim impairment analysis using the “Income approach” that requires significant judgments, including primarily the estimation of future development costs, the probability of success in various phases of our development programs, potential post-launch cash flows and a risk-adjusted weighted average cost of capital. We concluded that the in-process R&D with a carrying value of $19.8 million was written down to its estimated fair value of $18.6 million and an impairment charge of $1.3 million was recorded, and goodwill with a carrying value of $1.5 million was written down to its estimated fair value of zero and an impairment charge of $1.5 million was recorded during the quarter. The decrease in the valuation was primarily driven by an increase in the discount rate which was impacted by an increase in the company specific risk premium, and not by material changes to the clinical and administrative operations of the business.

Other income was $161,000 for the three months ended September 30, 2024 compared to other income of $388,000 for the three months ended September 30, 2023. Other income for the three months ended September 30, 2024 is primarily comprised of interest income of $158,000 and an exchange gain of $3,000. Other income for the three months ended September 30, 2023 is primarily comprised of interest income of $382,000 and an exchange gain of $6,000.

Cash and cash equivalents totaled $16.4 million as of September 30, 2024, compared to $23.2 million as of December 31, 2023.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the novel mechanism of action of VCN-01 providing a unique opportunity to expand the treatment landscape in hard-to treat-cancers such as PDAC and retinoblastoma and deliver new interventions that may significantly improve outcomes for patients; being in a position to advance the Company’s proprietary suspension cell line towards larger scale manufacturing of VCN-01 for Phase 3 and commercial use; the potential expansion of the VIRAGE Phase 2b study into a Phase 3 registrational trial; the Company being eligible to receive a Priority Review Voucher for VCN-01 for the treatment of retinoblastoma; and identifying sources of funding for SYN-004 to undertake Cohort 3,. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s and VCN’s ability to reach clinical milestones when anticipated, including the ability generate clinical data that establishes VCN-01 may lead to improved clinical outcomes for patients with PDAC and other solid cancers; the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:
Investor Relations:
Chris Calabrese
LifeSci Advisors, LLC
ccalabrese@lifesciadvisors.com
917-680-5608

Condensed Consolidated Balance Sheet

(In thousands except share and par value amounts)

	September 30, 2024	December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$16,409	$23,177
Tax credit receivable	1,832	1,812
Prepaid expenses and other current assets	1,292	2,414
Total Current Assets	19,533	27,403

Non-Current Assets
Property and equipment, net	314	422
Restricted cash	103	102
Right of use asset	1,428	1,759
In-process research and development	18,651	19,755
Goodwill	—	5,700
Deposits and other assets	79	78
Total Assets	$40,108	$55,219

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$756	$770
Accrued expenses	3,754	2,995
Accrued employee benefits	1,291	1,517
Deferred research and development tax credit-current portion	916	906
Loans payable-current	65	63
Operating lease liability-current portion	541	487
Total Current Liabilities	7,323	6,738

Non-current Liabilities
Non-current contingent consideration	6,788	6,274
Loan Payable - non-current	98	162
Non-current deferred research and development tax credit	229	906
Non-current operating lease liability	1,035	1,442
Total Liabilities	15,473	15,522

Commitments and Contingencies (Note 13)
Temporary Equity; 10,000,000 authorized
Series C convertible preferred stock, $0.001 par value; 0 issued and outstanding at September 30, 2024, and 275,000 issued and outstanding at December 31, 2023	—	2,006
Series D convertible preferred stock, $0.001 par value; 0 issued and outstanding at September 30, 2024, and 100,000 issued and outstanding at December 31, 2023	—	728
Stockholders’ Equity:
Common stock, $0.001 par value; 14,000,000 shares authorized, 2,646,272 issued and 2,617,462 outstanding at September 30, 2024 and 715,028 issued and 686,219 outstanding at December 31, 2023	3	1
Additional paid-in capital	355,333	346,536
Treasury stock at cost, 28,809 shares at September 30, 2024 and at December 31, 2023	(288)	(288)
Accumulated other comprehensive income	112	32
Accumulated deficit	(330,525)	(309,318)
Total Stockholders’ Equity	24,635	36,963

Total Liabilities and Stockholders’ Equity	$40,108	$55,219

All share numbers have been retrospectively adjusted for the one to twenty-five reverse stock split effective August 26, 2024

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the Three months ended September 30,		For the Nine months ended September 30,
	2024	2023	2024	2023
Operating Costs and Expenses:
General and administrative	2,302	212	5,702	5,099
Research and development	2,734	4,006	9,145	10,115
In-process research and development impairment	1,325	—	1,325	—
Goodwill impairment	1,526	—	5,594	—
Total Operating Costs and Expenses	7,887	4,218	21,766	15,214

Loss from Operations	(7,887)	(4,218)	(21,766)	(15,214)

Other Income/Expense:
Foreign currency exchange gain	3	6	1	7
Interest income	158	382	559	1,127
Total Other Income	161	388	560	1,134

Net Loss	(7,726)	(3,830)	(21,206)	(14,080)
Income tax benefit	—	527	—	1,216
Net Loss Attributable to Common Stockholders	$(7,726)	$(3,303)	$(21,206)	$(12,864)

Net Loss Per Share - Basic and Dilutive	$(6.81)	$(4.85)	$(24.47)	$(20.38)

Weighted average number of shares outstanding during the period - Basic and Dilutive	1,134,391	681,708	866,529	631,387

Net Loss	(7,726)	(3,303)	(21,206)	(12,864)
Gain (Loss) on foreign currency translation	821	(702)	80	(379)
Total comprehensive loss	$(6,905)	$(4,005)	$(21,126)	$(13,243)

All share numbers have been retrospectively adjusted for the one to twenty-five reverse stock split effective August 26, 2024